SUBMISSION OF MATTERS TO A VOTE

The Joint Annual Meeting of Shareholders of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust/FIDAC Mortgage Income Fund, First Trust Strategic High Income Fund, First Trust Strategic High Income Fund II, First Trust Specialty Finance and Financial Opportunities Fund and First Trust Active Dividend Income Fund was held on April 16, 2009. At the Annual Meeting, Independent Trustees Richard E. Erickson and Thomas R. Kadlec were elected by the holders of Common Shares of the Fund as Class II Trustees for three-year terms expiring at the Fund's annual meeting of shareholders in 2012. The number of votes cast in favor of Dr. Erickson was 6,674,261, the number of votes against was 383,019 and the number of abstentions was 147,956. The number of votes cast in favor of Mr. Kadlec was 6,671,376, the number of votes against was 385,904 and the number of abstentions was 147,956. James A. Bowen, Robert F. Keith and Niel B. Nielson are the current and continuing Trustees.